NEWS RELEASE

For: IMMEDIATE RELEASE

Contact: CHARLES S. HOWARD, PRESIDENT or

DAVID A. MEINERT, EVP & CFO

Date: OCTOBER 21, 2005

MIDWESTONE FINANCIAL GROUP, INC.

REPORTS THIRD QUARTER 2005 EARNINGS

Oskaloosa, Iowa -- MidWestOne Financial Group, Inc. announced that the Company earned $1,181,000, or $.31 per share basic, for the third quarter of 2005. Net income for the third quarter of 2005 decreased 26 percent compared with $1,589,000, or $.42 per share basic, for the third quarter of 2004. Diluted earnings per share were $.31 for the third quarter of 2005 compared with $.41 for the third quarter of 2004. The decrease in net income for the third quarter of 2005 compared with the quarter ended September 30, 2004 was due to various factors. These factors include reduced income from investment securities, lower yields on the Company's loan pool participations, increased interest expense on deposits and borrowed funds, and greater non-interest expense.

The Company also had a decrease in earnings per share and net income for the first nine months of 2005 compared to the same period in 2004. Basic earnings per share decreased $.03 for the first nine months of 2005 compared to the first nine months of 2004. Diluted earnings per share were $1.16 for the first nine months of 2005 compared to $1.18 per share for the nine months ended September 30, 2004. The Company reported net income of $4,442,000 for the first nine months of 2005, a 3 percent decrease from the first nine months of 2004.

Return on average assets for the Company was .71 percent for the third quarter of 2005 compared with 1.00 percent in the third quarter of 2004. Year-to-date 2005 return on average assets was .92 percent compared to .98 percent the same period last year. The return on average shareholders' equity for the third quarter of 2005 was 8.03 percent compared with 11.34 percent for the quarter ended September 30, 2004. Year-to-date return on average equity was 10.24 percent in 2005, versus 10.77 percent in the first nine months of 2004. Cash dividends paid to shareholders in each quarter of 2005 were $.17 per share, the same amount paid in each quarter of 2004.

The Company's net interest income for the third quarter of 2005 was $119,000, or 2 percent, lower in comparison to the quarter ended September 30, 2004. Net interest margin decreased to 3.80 percent for the third quarter of 2005 compared to 4.02 percent for the quarter ended September 30, 2004. Interest income and fees on loans was $679,000 greater in the third quarter of 2005 versus the third quarter of 2004 due to both increased loan volume and higher interest rates on loans. Interest income on investment securities was $142,000 lower in the third quarter of 2005 compared with the same period in 2004 due to lower volume and rates on investment securities. The yield on loan pool participations declined in the third quarter of 2005 to 8.75 percent compared with 9.58 percent in the third quarter of 2004 due to lower collections, resulting in $68,000 less income for the quarter. Total interest expense increased $585,000 as the Company's cost of funds rose to 2.86 percent in the third quarter of 2005 compared to 2.53 percent for the quarter ended September 30, 2004 reflecting the upward movement in market interest rates. Net interest income for the first nine months of 2005 was $201,000 greater than what was earned for the nine months ended September 30, 2004. The Company's net interest margin for the first nine months of 2005 was 4.14 percent versus 4.20 percent for the nine months ended September 30, 2004.

Total assets of the Company increased 1 percent to $657,764,000 as of September 30, 2005 from $650,564,000 on December 31, 2004. Assets increased $24,301,000 when comparing September 30, 2005 with the September 30, 2004 total of $633,463,000. Total deposits as of September 30, 2005 were $482,149,000 versus $475,102,000 on December 31, 2004 and $456,891,000 as of September 30, 2004.

The Company's total loans increased 6 percent as of September 30, 2005 to $423,440,000 compared with the year-end 2004 balance of $398,854,000, primarily due to loan growth in the Waterloo, Iowa market. Loans increased $24,588,000 in comparison with the September 30, 2004 total of $398,852,000. Total loans as a percentage of deposits was 87.8 percent on September 30, 2005, compared with 84.0 percent as of December 31, 2004 and 87.3 percent on September 30, 2004.

Loan pool participations totaled $96,379,000 on September 30, 2005, compared with $105,502,000 on December 31, 2004 and $93,387,000 on September 30, 2004. The reduction from the December 31, 2004 balance is due to collections during the first nine months of 2005 exceeding the amount of new loan pool participation purchases. The Company successfully bid on loan pool participations with a purchase cost of $1,971,000 in the third quarter of 2005, with year-to-date loan pool participation purchases totaling $22,237,000.

Non-performing loans (excluding loan pool participations) as of September 30, 2005 increased to $7,467,000 compared with $2,915,000 on December 31, 2004, with most of the increase occurring in the third quarter of 2005. Non-performing loans increased $4,664,000 as of September 30, 2005, compared with the June 30, 2005 balance. This increase in non-performing loans is primarily due to two large credits. A commercial real estate loan on a truck stop/convenience store totaling $2,855,000 was placed on non-accrual status during the third quarter of 2005 and is now in the process of foreclosure. Management believes that this loan is adequately secured and guaranteed. The other major increase to non-performing loans during the third quarter of 2005 was attributable to a $1,300,000 commercial operating line that is in the process of being restructured to improve the borrower's cash flow. This loan is now greater than ninety days past due while continuing to accrue interest. Management anticipates that this line will be performing again in a reasonable period of time. As of September 30, 2005, non-performing loans were 1.76 percent of total loans compared with .73 percent of total loans on December 31, 2004. Other real estate owned as of September 30, 2005 increased to $454,000 from the year-end 2004 total of $141,000, but was actually down slightly from the June 30, 2005 balance. Other real estate owned represents the estimated fair value of property held by the Company following foreclosure.

During the third quarter of 2005, the Company's provision for loan loss totaled $76,000 compared with $158,000 in the third quarter of 2004. For the first nine months of 2005, the provision for loan loss was $375,000, compared with $688,000 for the nine months ended September 30, 2004. During the third quarter of 2005, the Company charged off net loans totaling $1,000 compared to $55,000 in the third quarter of 2004. Year-to-date net loans charged off totaled $164,000 in 2005, compared to $685,000 in 2004. Net loans charged off for the nine months ended September 30, 2005 were reduced due to the recovery of a large agricultural line previously charged off. Additionally, for the first nine months of 2004, the Company was impacted by loan charge-offs due to bankruptcy filings on two commercial credits and two agricultural lines. At September 30, 2005, the Company's allowance for loan losses was $4,956,000, which was 1.17 percent of total loans. At December 31, 2004, the allowance for loan losses was $4,745,000, or 1.19 percent of total loans, and was $4,860,000 at September 30, 2004, which was 1.22 percent of total loans.

The Company recognized net gains on sales of available for sale investment securities of $82,000 in the third quarter of 2005, which resulted in a net gain of $28,000 for the first nine months of 2005. Through June 30, 2005, the Company had recognized a net loss on the sale of investment securities of $54,000. This compares to available for sale investment security gains of $24,000 for the quarter and $242,000 for the nine months ended September 30, 2004. Excluding the security transactions, other income increased in 2005 primarily due to increased brokerage fees generated by MidWestOne Investment Services, Inc., a retail brokerage and financial planning services subsidiary of the Company that began operations in July of 2004.

Total non-interest expense increased $832,000 in the third quarter of 2005 and $860,000 in the first nine months of 2005 compared with the same periods in 2004. The Company recognized charges of approximately $136,000 in the second quarter of 2005 and $411,000 in the first quarter of 2004 associated with the retirement of the executive vice president and the president of MidWestOne Bank in Burlington. Non-interest expense also increased due to greater personnel and occupancy costs, some of which are associated with MidWestOne Investment Services, Inc. Additionally, the Company incurred three payroll periods during the month of September 2005 that impacted third quarter results by increasing salary and benefit expense for the quarter by approximately $340,000. Three payroll periods in one month typically occurs twice each year. In 2004, a third payroll period was experienced in a month of the fourth quarter.

On March 18, 2005, the Company announced plans to consolidate the Company's four subsidiary banks under one charter known as MidWestOne Bank. Management believes that the consolidation will offer added benefits and conveniences to the banks' customers as well as improve operating efficiencies for the Company. Consolidation efforts are estimated to be complete by the first quarter of 2006.

The Company's board of directors approved a stock repurchase program on April 29, 2005 that allowed management to repurchase up to $2,000,000 of the outstanding shares through October 31, 2005. As a result of this authorization, management repurchased 80,000 shares on the open market totaling $1,501,750 through September 30, 2005. No additional repurchases will be made subject to the April 29, 2005 authorization. At its October 20, 2005 meeting, the Company's board of directors approved another stock repurchase authority to allow management to repurchase up to $2,000,000 of the outstanding shares on the open market through April 30, 2006.

The Company announced on August 26, 2005, that it planned to open a retail banking location in the Davenport/Bettendorf, Iowa, area of the Quad Cities. An established Quad Cities' banker has been hired to serve as the Market President. Temporary facilities have been located and the office will be opened when regulatory approval is obtained. Plans for a permanent location continue to be developed.

On September 1, 2005, the Company completed the acquisition of Cook & Son Agency, Inc., a full-service insurance agency in Pella, Iowa. Consideration for this acquisition was mainly cash but did include the issuance of 4,993 shares of treasury stock as part of the purchase price. Results for 2005 reflect the acquisition; however, the impact on the financial statements was immaterial.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Oskaloosa, Iowa. The Company's bank subsidiaries are MidWestOne Bank & Trust in Oskaloosa, North English, Belle Plaine, Hudson and Waterloo, Iowa; Central Valley Bank in Ottumwa, Fairfield and Sigourney, Iowa; Pella State Bank in Pella, Iowa; and MidWestOne Bank in Burlington, Fort Madison and Wapello, Iowa. MidWestOne Investment Services, Inc. provides retail brokerage and financial planning services throughout the banking offices of the Company. Cook & Son Agency, Inc. provides insurance services in Pella, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the Nasdaq National Market System under the symbol "OSKY". The Company's web site can be found at www.midwestonefinancial.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause the actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

MIDWESTONE FINANCIAL GROUP
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY

(unaudited)	THREE MONTHS ENDED		NINE MONTHS ENDED
(in thousands, except share & per share data)	SEPTEMBER 30,		SEPTEMBER 30,
	2005	2004	2005	2004
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)	$ 7,533	$ 7,000	$ 21,952	$ 20,988
Interest income and discount on loan pool participations	2,159	2,226	7,498	7,186
Total interest income	9,692	9,226	29,450	28,174
Total interest expense	3,954	3,369	11,048	9,973
Net interest income	5,738	5,857	18,402	18,201
Provision for loan losses	76	158	375	688
Non-interest income	1,156	951	3,241	3,197
Non-interest expense	5,047	4,215	14,546	13,686
Income before tax	1,771	2,435	6,722	7,024
Income tax expense	590	846	2,280	2,428
Net income	$ 1,181	$ 1,589	$ 4,442	$ 4,596

Per Share Data:
Net income - basic	$0.31	$0.42	$1.18	$1.21
Net income - diluted	$0.31	$0.41	$1.16	$1.18
Dividends declared	$0.17	$0.17	$0.51	$0.51
Weighted average shares outstanding	3,738,178	3,759,673	3,755,507	3,788,203
Weighted average diluted shares outstanding	3,817,361	3,847,760	3,838,893	3,892,459

Performance Ratios:
Return on average assets	0.71%	1.00%	0.92%	0.98%
Return on average equity	8.03%	11.34%	10.24%	10.77%
Net interest margin (FTE)	3.80%	4.02%	4.14%	4.20%
Net loan charge-offs/average loans	0.00%	0.05%	0.05%	0.23%

		SEPTEMBER 30,		December 31,
		2005	2004	2004
Selected Balance Sheet Data - At Period End:
Balances:
Total assets		$ 657,764	$ 633,463	$ 650,564
Loans, net of unearned income		423,440	398,852	398,854
Allowance for loan losses		4,956	4,860	4,745
Loan pool participations		96,379	93,387	105,502
Total deposits		482,149	456,891	475,102
Total shareholders' equity		58,107	56,593	56,930

Per Share Data:
Book value		$15.59	$15.11	$15.18
Tangible book value		$11.63	$11.22	$11.32
Common shares outstanding		3,726,002	3,745,868	3,751,386

Financial Ratios:
Total shareholders' equity/total assets		8.83%	8.93%	8.75%
Total loans/total deposits		87.82%	87.30%	83.95%
Nonperforming loans/total loans		1.76%	0.93%	0.73%
Allowance for loan losses/total loans		1.17%	1.22%	1.19%
Allowance for loan losses/nonperforming loans		66.37%	130.98%	162.81%

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